Exhibit 99.1

                                                     Media contact:
                                                     Michel' J. Philipp
                                                     Phone: 785.575.1927
                                                     FAX: 785.575.6399
                                                     news@wr.com

                                                     Investor contact:
                                                     Jim Martin
                                                     Phone: 785.575.6549
                                                     FAX: 785.575.8160
                                                     jim_martin@wr.com


             WESTERN RESOURCES PREVIEWS THIRD-QUARTER RESULTS

                       UTILITY OPERATIONS EXPECTED
                         TO REPORT STRONG RESULTS

     TOPEKA, Kansas, October 15, 1999 (8 a.m. CDT) -- Western Resources (NYSE:WR) today released preliminary third-quarter earnings from its operations excluding monitored services. The company announced this preliminary third-quarter information today in anticipation of discussions at the Edison Electric Institute financial conference next week.
     Western Resources estimated third-quarter earnings from its operations, excluding monitored services, increased 21% to approximately $1.30 per share for 1999 versus $1.07 per share for these operations in third quarter 1998. These earnings exclude non-recurring charges.
     "In 1998 we announced we would make sound investments to enhance reliability in our utility business. Those investments bore results primarily due to the increased power plant availability during hot weather, when demand was high," said David C. Wittig, Western Resources chairman of the board, president and chief executive officer. "We are pleased with these results."
     Preliminary results for the lines of business for which figures are available are as follows:
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p. 2 - 3QPREVIEW

Electric Operations

     Electric operations are expected to contribute operating income of approximately $1.28 per share in the 1999 third quarter versus $1.08 per share a year earlier. The increase in operating income occurred primarily as a result of wholesale market activity.
     Retail sales for the quarter were down almost three percent from last year's totals because of weather. In June, the company implemented the final $10 million electric rate reduction, ordered in January 1997, which also contributed to lower electric retail revenues for the quarter as compared to last year.
     During the quarter, the company's proposed merger with Kansas City Power & Light (NYSE:KLT) received approval from the Missouri Public Service Commission and a settlement was reached with the Federal Energy Regulatory Commission staff. The company received an order from the Kansas Corporation Commission and has filed a petition for reconsideration seeking clarification on certain issues. Assuming timely receipt of regulatory orders with acceptable conditions and satisfaction of all closing conditions, the company anticipates the merger could close before the end of the year.

Natural Gas Holdings

     The natural gas business, represented by Western Resources' 45% ownership in ONEOK (NYSE:OKE), is expected to contribute approximately $0.12 in earnings in the 1999 third quarter compared with $0.10 per share of earnings in the 1998 third quarter. The slight earnings increase is attributable to improved equity earnings and dividends from the investment.
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p. 3 - 3QPREVIEW

Other Operations

     Other operations, net of unallocated debt, are expected to result in an estimated $0.10 per share loss for the company in the third quarter compared to an $0.11 per share loss in the same category in the third quarter 1998. Paradigm Direct, a marketing company of which Western Resources owns 40 percent, is expected to contribute $0.01 per share for the third quarter.
     In addition to operating earnings, Western Resources expects to incur an approximate $0.02 per share loss from corporate-owned life insurance in the third quarter 1999 compared to a $0.01 gain in the third-quarter 1998. Western Resources also expects to recognize an approximate $0.02 per share non-recurring loss primarily related to its other investments, which was consistent with 1998 third-quarter results.
     The per share line of business results reported herein, while determined on a consistent basis compared to prior year, do not include certain consolidating adjustments, which will be made when final consolidated line of business earnings are reported. Actual total reported earnings for Western Resources will be released by November 15.

     Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of more than $8 billion, including security company holdings through ownership of Protection One (NYSE: POI), which has more than 1.6 million security customers in North America and Europe. Its utilities, KPL and KGE, provide electric service to approximately 614,000 customers in Kansas. Through its ownership in ONEOK Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the eighth largest natural gas distribution company in the nation, serving more than 1.4 million customers. For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wr.com.

     Forward-Looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate", "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, closing of the KCPL transaction, successful integration of Western Resources' and KCPL's businesses and achievement of anticipated cost savings, the outcome of accounting issues being reviewed by the SEC staff, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, year 2000 issue, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses, events in foreign markets in which investments have been made, and accounting matters. Our actual results may differ materially from those discussed here. See the company's and Protection One's 1998 Annual Report on Form 10-K and 10-K/A, quarterly reports on Forms 10-Q and current reports on Form 8-K for further discussion of factors affecting the company's and Protection Ones' performance. Western Resources disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.
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